EXHIBIT 10.18
ULTRATECH, INC.
NON-QUALIFIED SUPPLEMENTAL DEFERRED COMPENSATION PLAN
PLAN AMENDMENT NO.1
     The Ultratech, Inc. Non-Qualified Supplemental Deferred Compensation Plan, as amended and restated effective as of January 1, 2005 (the “Plan”), is hereby further amended, effective as of January 1, 2005, in order to maintain the Plan’s compliance with the documentary requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations thereunder.
     1. Section 2.30 of the Plan is hereby amended in its entirety to read as follows:
     “Termination Date” means:
          (i) with respect to an Employee Participant, the Participant’s separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder, including death or Disability) with the Employer and any subsidiary or affiliate of the Employer as defined in Sections 414(b) and (c) of the Code, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.
          (ii) with respect to a Board Member Participant, the Participant’s resignation or removal from the Board (for any reason, including death or Disability); and
          (iii) with respect to any Other Service Provider, the expiration of all agreements to provide services to the Employer (for any reason, including death or Disability).
     The date that an Employee’s, Board Member’s, or Other Service Provider’s performance of services for all the Employers is reduced to a level less than 20% of the average level of services performed in the preceding 36-month period shall be considered a Termination Date, and the performance of services at a level of 50% or more of the average level of services performed in the preceding 36-month period shall not be considered a Termination Date, based on the parties’ reasonable expectations as of the applicable date. If a Participant is both a Board Member Participant and an Employee Participant, “Termination Date” means, with respect to Compensation earned for services as an Employee, the date the Participant satisfies criteria (i) above and means, with respect to Compensation earned for services as a Board member, the date the Participant satisfies criteria (ii) above.

     2. The third paragraph of Section 4.2 of the Plan is hereby amended to read as follows:
          An election to make Performance-Based Bonus Deferrals under this subsection 4.2 shall remain in effect through the end of the performance period to which the election applies (except as provided in subsection 4.5), and shall be irrevocable. If a Participant fails to make a Performance-Based Bonus Deferral Election for a given performance period, such Participant’s Performance-Based Bonus Deferral Election for that performance period shall be deemed to be zero.
     3. The first sentence of Section 4.5 of the Plan is hereby amended to read as follows:
          A Participant shall not be permitted to change or revoke his Deferral Election (except as otherwise described in subsection 4.1), except that if a Participant’s status changes such that he becomes ineligible for the Plan, the Participant’s Deferrals under the Plan shall cease as described in subsection 3.2
     4. Section 4.7 of the Plan is hereby amended in its entirety to read as follows:
          Any Participant Deferrals or Employer Contributions to be credited to a Participant’s Account under this Section may be reduced by an amount equal to the Federal or state income, payroll, or other taxes required to be withheld on such deferrals or contributions or to satisfy any effective elections made by the Participant under any cafeteria benefit plan maintained by the Employer under Section 125 of the Code. A Participant shall be entitled only to the net amount of such deferral or contribution (as adjusted from time to time pursuant to the terms of the Plan). The Administrator may limit the Deferral Election that would otherwise become effective for the Participant for any upcoming Plan Year, to the extent that election would reduce the Participant’s Compensation from the Employer for that Plan Year to an amount insufficient to cover taxes, withholding, and other required deductions applicable to the Participant for that Plan Year.
     5. Section 9.1 of the Plan is hereby amended in its entirety to read as follows:
          The Participant’s vested Account balances shall be distributed to the Participant in the form of a single lump sum payment, or, if subsection 9.2 applies, in the form of installment payments as permitted by the Employer in the Adoption Agreement. Subject to subsection 9.3 hereof, distribution of the Participant’s Accounts shall be made within the 90-day period following his or her Termination Date. In the event of the Participant’s death prior to the distribution of the entire amount of his vested Account balances, whether the Participant’s death occurs before or after a distribution has commenced from those Account balances, the entire amount of those unpaid vested Account balances shall be distributed in a single lump sum payment to the Participant’s Beneficiary as determined in accordance with Section 9.5. Subject to subsection 9.3 hereof, distribution of a deceased Participant’s Accounts shall be made within the 90-day period following the date of his death. Notwithstanding any provision of the Plan to the contrary, for purposes of this subsection, a Participant’s Accounts shall be valued as of a Valuation Date as soon as administratively feasible preceding the date such distribution is made, in accordance with rules established by the Administrator.

          Notwithstanding the foregoing, to the extent designated by the Employer in the Adoption Agreement, a Participant may elect, in accordance with this subsection, a distribution date for his Compensation Deferral Accounts that is prior to his Termination Date (an “In-Service Distribution”). A Participant’s election of an In-Service Distribution date must: (i) be made at the time of his Deferral Election for a Plan Year and (ii) apply only to amounts deferred pursuant to that election, and any earnings, gains, losses, appreciation and depreciation credited thereto or debited therefrom with respect to such amounts. To the extent authorized by the Employer in the Adoption Agreement, a Participant may elect an In-Service Distribution date with respect to Performance-Based Bonus Deferrals that is separate from an In-Service Distribution date with respect to Compensation Deferrals other than Performance-Based Bonus Deferrals for the same year. In no event, however, may the applicable In-Service Distribution date be earlier than the number of years designated by the Employer in the Adoption Agreement following the year in which the applicable Compensation would have been paid absent the deferral, or as further determined or limited in accordance with rules established by the Administrator. Payments made pursuant to an In-Service Distribution election shall be made in a lump sum as soon as administratively feasible following January 1 of the calendar year in which the elected In-Service Distribution date occurs, but in no event later than the end of that calendar year. For purposes of such payment, the value of the Participant’s Accounts for the applicable Plan Year shall be determined as of a Valuation Date preceding the date that such distribution is made, in accordance with rules established by the Administrator. In the event a Participant’s Termination Date occurs (or, if permitted by the Employer in the Adoption Agreement, in the event a Change in Control of the Employer occurs) prior to the date the Participant had previously elected to have an In-Service Distribution payment made to him, such amount shall be paid to the Participant under the rules applicable for payment on Termination of Employment in accordance with this subsection 9.1 and subsection 9.2 or, in the event the Participant has also elected a Change in Control distribution for the Account, such amount shall be paid to the Participant under the rules applicable to an earlier Change in Control distribution in accordance with subsection 9.9. No In-Service Distribution shall be applicable to any amounts deferred in a year in which the Participant fails to make an affirmative election, and payment of such amounts for such year shall be made in accordance with his most recent election on file with the Administrator (if no election is on file, then such amounts shall be paid to him in a single lump sum).
     To the extent authorized by the Employer in the Adoption Agreement, Participants whose Termination Date has not yet occurred may elect to defer payment of any In-Service Distribution, provided that such election is made in accordance with procedures established by the Administrator, and further provided that any such election must be made no later than 12 calendar months prior to the originally elected In-Service Distribution Date. Participants may elect any deferred payment date, but such date must be no fewer than five years from the original In-Service Distribution Date.
     6. Section 9.2 of the Plan is hereby amended in its entirety to read as follows:
     To the extent authorized by the Employer in the Adoption Agreement, a Participant may, in lieu of a lump sum distribution under Section 9.1, elect to receive payments from one or more of his Accounts in a series of annual installments over a period not to exceed the maximum installment period specified by the Employer in the Adoption Agreement. To the extent a

Participant fails to make an election, the Participant shall be deemed to have elected to receive his distribution for that Plan Year in the form of a single lump sum. To the extent authorized by the Employer in the Adoption Agreement, a Participant may make a separate election with respect to his Performance-Based Bonus Deferrals for each year (as adjusted for gains and losses thereon) that provides for a different method of distribution from the method of distribution such Participant elects with respect to his Compensation Deferrals (as adjusted for gains and losses thereon) for that year. The Participant’s Employer Contributions Account attributable to such year, if any (as adjusted for gains and losses thereon), shall be distributed in the same manner as his Compensation Deferral Account for such year.
(a)	Installment Elections. A Participant will be required to make his installment distribution election with respect to a particular year’s Account prior to the commencement of the calendar year to which that Account relates (or, in the event of an election with respect to Performance-Based Bonuses, prior to six months before the end of the applicable performance period), or such earlier date as determined by the Administrator.

(b)	Installment Payments. The first installment payment shall be within the 90-day period following the Participant’s Termination Date Succeeding payments shall be made on or after January 1 of each succeeding calendar year, but in no event later than the last day of each such succeeding calendar year. The amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Accounts as of a Valuation Date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Administrator. In the event of the death of the Participant prior to the full payment of his Account in accordance with the elected installment distribution, the entire unpaid vested balance of that Account will be paid to the Participant’s Beneficiary in a single lump sum distribution within the 90-day period following the date of the Participant’s death or as soon as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which the Participant’s death occurs or (ii) the fifteenth day of the third calendar month following the date of the Participant’s death.
     An installment distribution elected by a Participant in accordance with this Section 9.2 shall be treated as a single payment for purposes of Section 409A of the Code. To the extent authorized by the Employer in the Adoption Agreement, Participants who have elected payment of a particular Account balance in installments may make a subsequent election to receive the payment of that Account in the form of a lump sum, provided the installment distribution of that Account has not yet commenced. Such election must be made in accordance with procedures established by the Administrator, and any such election must be made no later than 12 calendar months prior to the originally elected payment date of the first installment. The new payment date for the lump sum distribution must be deferred to a date that is at least five years after the date the initial installment payment would otherwise have been made. To the extent authorized by the Employer in the Adoption Agreement, Participants who have elected payment of a particular Account balance in installments may make a subsequent election to change the number of those installments (but no fewer than the minimum number, and not to exceed the maximum number of installments authorized by the Employer in the Adoption Agreement), if the

installment distribution of that Account has not yet commenced. Such election must be made in accordance with procedures established by the Administrator, and any such election must be made no later than 12 calendar months prior to the originally elected payment date of the first installment. The payment date for the first installment of the newly elected installment distribution must be deferred for a period of not less than five years from the date the initial installment of the originally elected installment distribution would have otherwise been made in the absence of the new election. In the event the Participant has elected to receive the distribution of a particular Account balance in the form of a lump sum (or in the event payment of that Account is to be made to the Participant in the form of a lump sum under the terms of the Plan in the absence of or in lieu of the Participant’s election), then the lump sum form shall be deemed to be a separately identifiable form of payment, and the Participant may make a subsequent deferral election to receive payment of that Account in the form of installments (to the extent authorized by the Employer in the Adoption Agreement). Such election must be made in accordance with procedures established by the Administrator, and any such election must be made no later than 12 calendar months prior to the originally elected payment date for the lump sum distribution of the Account. The payment date for the first installment of the newly elected installment distribution must be deferred to a date that is at least five years after the date the lump sum distribution of the Account would otherwise have been made in the absence of the new installment election. Participants will be permitted to make such a change under this Section 9.2 only once with respect to any year’s Deferral Elections.
     7. Section 9.3 of the Plan is hereby amended in its entirety to read as follows:
          Notwithstanding anything herein to the contrary, and subject to Code Section 409A, no payment under subsections 9.3 or 9.4 shall be made or commence as a result of the Participant’s Termination Date to any Participant who is at that time a specified employee (as defined below) before the date that is not less than six months after the Participant’s Termination Date. In the event amounts are payable to a specified employee in installments in accordance with subsection 9.2, the first installment shall be delayed by six months, with all other installment payments payable as originally scheduled. For purposes of the foregoing, a specified employee shall be any employee who is, pursuant to procedures established by the Administrator in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer subject to Code Section 409A, deemed on his or her Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A. The specified employees shall be identified on December 31 of each calendar year and shall and shall include each Employee who is a “key employee” (within the meaning of that term under Code Section 416(i)) of the Employer at any time during the twelve (12)-month period ending with such date. An individual who is so identified as a specified employee will have that status for the twelve (12)-month period beginning on April 1 of the following calendar year. To the extent not otherwise designated by the Employer in a separate document forming a part of the Plan, the definition of compensation used to determine specified employee status shall be determined under Treasury Regulation Section 1.415(c)-2(a).

     8. Section 9.4 of the Plan is hereby amended in its entirety to read as follows:
          If the aggregate balance of the Participant’s Accounts under this Plan is not greater than the applicable dollar amount in effect under Code Section 402(g)(1)(B) on the Participant’s Termination Date and the Participant is not otherwise at that time participating in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more members of the Employer group, then that balance shall be distributed to the Participant in a lump sum distribution on such Termination Date or as soon as administratively practical thereafter, whether or not the Participant elected that form of distribution or distribution event, but in no event shall such lump sum distribution be made later than the later of (i) the end of the calendar year in which such Termination Date occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following such Termination Date.
          If the Participant is receiving installment distributions from his or her Accounts under the Plan following his or her Termination Date and the aggregate present value of all the remaining unpaid installments for those Accounts is at any time during the installment period less than Twenty Thousand Dollars ($20,000.00), then those remaining installments shall be paid to the Participant in a single lump sum within thirty (30) days thereafter.
     9. Section 9.7 of the Plan is hereby amended in its entirety to read as follows:
          Except as otherwise provided herein and in Section 12, Account balances of Participants in this Plan shall not be distributed earlier than the applicable date or dates described in this Section 9. Notwithstanding the foregoing, in the case of payments: (i) the deduction for which would be limited or eliminated by the application of Section 162(m) of the Code or (ii) that would violate securities or other applicable laws; deferral of such payments may be made by the Employer at the Employer’s discretion. In the case of a payment described in (i) above, the payment must be deferred either to a date in the first year in which the Employer or Administrator reasonably anticipates that a payment of such amount would not result in a limitation of a deduction with respect to the payment of such amount under Section 162(m), or the year in which the Participant’s Termination Date occurs. In the case of a payment described in (ii) above, payment will be made in the first calendar year in which the Employer or Administrator reasonably anticipates that the payment would not result in a violation of securities or other applicable laws.
          Payments intended to pay employment taxes or payments made as a result of income inclusion of an amount in a Participant’s Accounts as a result of a failure to satisfy Section 409A of the Code shall be permitted in accordance with Section 1.409A-3(j)(vi) and (vii) of the final Treasury Regulations under Section 409A of the Code. “Employment taxes” shall include Federal Income Contributions Act (FICA) tax imposed under Sections 3101 and 3121(v)(2) of the Code on compensation deferred under the Plan (the “FICA Amount”), the income tax imposed under Section 3401 of the Code on the FICA Amount, and to pay the additional income tax under Section 3401 of the Code attributable to the pyramiding Section 3401 wages and taxes.

     10. The first sentence of Section 9.9 of the Plan is hereby deleted and replaced with the following two sentences:
          In the event of the occurrence of a Change in Control of the Employer or a member of the Employer’s controlled group (as designated by the Employer in the Adoption Agreement, and to the extent certified by the Administrator that a Change in Control has occurred), distributions shall be made to Participants in a single lump sum, to the extent those Participants have elected to receive such a distribution from one or more of their Accounts under the Plan upon the occurrence of a Change in Control. The distribution shall be made on the closing date of the Change in Control or as soon as administratively practicable thereafter, but in no event later than the later of (i) the close of the calendar year in which the Change in Control is effected or (ii) the fifteenth day of the third calendar month following such effective date.
     11. The following paragraph is hereby added to the end of Section 9.10 of the Plan:
          The distribution under this Section 9.10 shall be in lieu of the amounts credited to the unpaid vested balances of the Participant’s Accounts under the Plan. The distribution shall be in the form of a single lump sum payment made to the Participant’s Beneficiary within the 90-day period following the date of the Participant’s death or as soon as administratively practicable thereafter, but in no event but in no event later than the later of (i) the close of the calendar year in which the Participant’s death occurs or (ii) the fifteenth day of the third calendar month following the date of the Participant’s death..
     12. Section 10.18 of the Plan is hereby deleted.
     13. Except as modified by this Plan Amendment, all the terms and provisions of the Plan (as amended and restated effective as of January 1, 2005) shall continue in full force and effect.
     IN WITNESS WHEREOF, Ultratech, Inc. has caused this Plan Amendment to be executed by its duly-authorized officer on this 16 day of October, 2008.

ULTRATECH, INC.

By:	/s/ Bruce Wright

Title:	Chief Financial Officer

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